EXHIBIT 10.9

December 30, 2015

Andrew J. Thomas
Craft Brew Alliance, Inc.
929 North Russell Street
Portland, OR 97227
Re: Employment Agreement
Dear Andy:
This letter amends and supersedes your employment letter dated November 20, 2013 and any prior formal or informal agreement regarding your employment by Craft Brew Alliance, Inc. (the “Company”), with the exception of the Employee Noncompetition and Nonsolicitation Agreement, which is reaffirmed as amended and extended in Section 4 below.
This letter constitutes your Employment Agreement (the “Agreement”) with the Company, effective January 1, 2016 (the “Effective Date”). You and the Company are collectively referred to in this Agreement as “the Parties.” This Agreement sets forth the terms and conditions of your continued employment with the Company as its Chief Executive Officer (“CEO”) as of the Effective Date.

1.	Term
The term of this Agreement shall be three (3) years, from January 1, 2016 through December 31, 2018 (the “Contract Term”), subject to Section 3 of this Agreement.

Andrew J. Thomas
December 30, 2015

2.	Compensation and Benefits
2.1 Base Compensation
As of the Effective Date, your annual base salary rate will be increased to $439,000 (before standard tax withholdings and other payroll deductions). The Compensation Committee of the Company’s Board of Directors (the “Board”) will review and adjust your compensation at the end of each calendar year, with salary adjustments, if any, generally made effective as of January 1 of each calendar year.
2.2 Short-Term Incentive Compensation
You will be eligible for yearly short-term incentive (“STI”) compensation payable following certification of the Company’s financial results for the prior fiscal year under the Company’s Annual Cash Incentive Bonus Plan for Executive Officers. For 2016, the STI target amount will equal $350,000. For subsequent years, the performance targets and STI target amounts will be determined annually by the Compensation Committee. All or a portion of the target bonus amount may be conditioned upon the Board’s determination that you have achieved performance targets approved by the Compensation Committee or the Board. You must remain employed through the payment date to be eligible for payment of STI compensation.

2.3	Long-Term Incentive Compensation
You will be eligible for long-term incentive compensation, the details of which shall be determined in the first quarter of 2016.

2.4	Employee Benefits
You are eligible to participate in employee benefit programs made available to the Company’s executive officers. You will receive paid time off (“PTO”) consistent with the policies for executive officers of the Company.

2.5	Retention Bonus
If you remain employed as CEO under this Agreement for the entirety of the Contract Term, you will be entitled to a retention bonus award in the amount of One Hundred Thousand Dollars ($100,000). This retention bonus award shall be paid as follows: (a) Fifty Thousand Dollars ($50,000) drawn in advance in January 2016, subject to the condition that in the event of any breach of this Agreement or your failure to remain employed with Company throughout the Contract Term, you shall repay the $50,000 within thirty (30) days of the breach or termination of your employment; and (b) Fifty Thousand Dollars ($50,000) paid upon the satisfactory completion of the Contract Term.

3.	Termination & Severance

3.1	Termination During Contract Term
In the event that the Company terminates effective on a date prior to or as of the end of the Contract Term for any reason other than “Cause,” or if you terminate your employment prior to or as of the end of the Contract Term due to “Good Reason,” the Company will continue to pay you your then current base salary for 12 months from your termination date (“the Severance Period”). In the event of a termination by either party without Cause or Good Reason on or before the end of the Contract Term, the terminating party shall provide the other party with at least sixty (60) days’ written notice of termination. The severance payments under this paragraph shall not exceed two times the lesser of (i) the sum of your annualized compensation based upon your annual salary in the year preceding the year in which your employment is terminated (adjusted for any increase

Andrew J. Thomas
December 30, 2015

during that year that was expected to continue indefinitely if your employment had not terminated) or (ii) the applicable dollar limit under Section 401(a)(17) of the Internal Revenue Code for the calendar year in which your employment is terminated.
In addition, if you become entitled to severance pay under the first paragraph of this Section 3.1, the Company will also make a lump sum payment to you within 45 days of your termination of employment in an amount equal the amount necessary to pay your COBRA premiums for continuation of group health insurance coverage during the Severance Period based on such premiums in effect on the date of your termination.

3.2	Termination at End of Contract Term
Following the Contract Term, if the parties have not negotiated a new Agreement and if neither party has provided the sixty-day notice described in Section 3.1, this Agreement shall terminate (except with respect to any obligations that expressly extend beyond termination, including without limitation as set forth in Section 4) and employment may continue on an at-will basis with either party free to end the employment relationship for any reason at any time, with or without Cause, Good Reason or notice, and without severance obligations.

3.3	Cause & Good Reason
For purposes of this Agreement, “Cause” shall mean that (i) you have engaged in conduct which has substantially and adversely impaired the interests of the Company, or would be likely to do so if you were to remain employed by the Company; (ii) you have engaged in fraud, dishonesty or self-dealing relating to or arising out of your employment with the Company; (iii) you have violated any criminal law relating to your employment or to the Company; (iv) you have engaged in conduct which constitutes a material violation of a significant Company policy or the Company's Code of Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or (v) you have repeatedly refused to obey lawful directions of the Board, including failing to maintain a residence no further than fifty (50) miles from the Company’s principal office within six months after the Board makes such a direction.
For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events without your consent: (a) a material reduction in your authority, duties or responsibilities as the Company’s Chief Executive Officer; or (b) a material reduction in the authority, duties or responsibilities of the person or persons to whom you report (including, if applicable, a requirement that you report to a Company officer or employee instead of reporting directly to the Company’s Board of Directors), provided, however, that “good reason” shall only be deemed to have occurred if: (i) within ninety (90) days after the initial existence of the circumstances constituting “Good Reason,” you provide the Company with a written notice describing such circumstances; (ii) the Company fails to cure the circumstances within thirty (30) days after the Company receives your notice; and (iii) you terminate your employment with the Company within ninety (90) days of the date of your notice.

3.4	Release of Claims
The Company will have no obligation to pay any severance pay or benefits under this Agreement unless you enter into a standard general release of all legal claims you may have against the Company arising out of or relating to your employment with the Company within thirty (30) days of receipt of such release of claims.

3.5	Competition During Severance Period
If, during the Severance Period, you become employed or associated with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the

Andrew J. Thomas
December 30, 2015

Company or the portion of the Company’s business relating to alcoholic beverages, your severance payments and benefits under this letter agreement will terminate as of the effective date of such employment or association. The foregoing does not supersede or replace any provision of the Employee Noncompetition and Nondisclosure Agreement between you and the Company dated November 20, 2013 and extended as specified in this Section 4.

4.	Noncompetition and Nonsolicitation
You agree that the Employee Noncompetition and Nonsolicitation Agreement (the “Restrictive Covenant Agreement”) dated November 20, 2013, which is attached hereto as Attachment A, is hereby extended in light of your continued employment with the Company. You agree that the noncompetition restriction set forth in Paragraph 3 of the Restrictive Covenant Agreement is extended and modified such that the noncompetition restrictions set forth in that provision shall extend through the end of your employment for any reason and for a period of twelve (12) months following the termination of your employment with the Company. You further agree that the nonsolicitation restrictions set forth in Paragraph 4 of the Restrictive Covenant Agreement are hereby extended and modified such that the nonsolicitation restrictions set forth in that provision shall extend for a period of twelve (12) months following the termination of your employment. You further acknowledge that these restrictions are reasonable given the highly competitive nature of the craft brewing industry and that a failure to comply with these restrictive covenant provisions may cause the Company irreparable harm. You further acknowledge that your agreement to refrain from competing and soliciting for 12 months following termination is a material representation and inducement for the Company to enter into this Agreement. In addition to any other remedies, the Parties agree that any breach of the Restrictive Covenant Agreement, or any competition or solicitation during the 12-month period following termination of employment, shall cut off any right Employee may otherwise have to severance pay or benefits under this Agreement. This Section 4 will survive the termination or expiration of this Agreement.

5.	Nondisclosure
At all times during and after your employment with the Company, you agree that you will not use or disclose any Confidential Information for any purpose, except for the purpose of benefiting the Company consistent with the Company’s instructions or intentions during the course of your employment. For purposes of this Agreement, “Confidential Information” shall be broadly construed to mean all of the Company’s proprietary or non-public business information and all trade secrets. You agree to use the highest degree of care in safeguarding Confidential Information against loss, theft, inadvertent disclosure or unauthorized access or use. In the event that you receive notice at any time of any legal obligation to disclose any Confidential Information, you agree to notify the Company immediately in order to provide the Company with an opportunity to protect its interests. You further agree that you will deliver to the Company immediately upon termination of employment or at any time upon the Company’s request, all Confidential Information, whether or not written, produced or compiled by you and that you will not maintain access to or possession of Confidential Information following termination of your employment at the Company. This nondisclosure obligation and this Agreement supplement, and do not supersede, any other confidentiality agreement you have entered into at any time with the Company.

Andrew J. Thomas
December 30, 2015

6.	Code Section 409A
The severance payments and other benefits under this letter are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of all payments under this letter agreement being either "short-term deferrals" within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). All provisions of this letter shall be interpreted in a manner consistent with preserving these exemptions.

7.	Severability
In the event that a court of competent jurisdiction determines that a provision of this Agreement is unenforceable or not fully enforceable, the parties agree that this Agreement is severable and should be enforced to the full extent allowed by law to best effectuate the intentions of the parties.

8.	Code of Conduct
You agree to comply with the Company’s Code of Conduct and Ethics and to be subject to the Company’s policies and procedures applicable to senior executives of the Company.
We appreciate your continued leadership and look forward to continuing our productive and mutually beneficial relationship.
Sincerely,
/s/ David R. Lord
David R. Lord
Chairman, Compensation Committee
Acknowledged and Agreed:
/s/ Andrew J. Thomas                    Date: December 30, 2015
Andrew J. Thomas
Attachment: Nov. 20, 2013 Employee Noncompetition
and Nonsolicitation Agreement (see Section 4 above)